FOR IMMEDIATE RELEASE
Contact: Rick Carpenter, Briggs & Stratton Corporation, 414.259.5916, carpenter.rick@basco.com

BRIGGS & STRATTON CORPORATION ANNOUNCES ELECTION OF NEW DIRECTOR

MILWAUKEE (August 15, 2018) - Briggs & Stratton Corporation today announced that its Board of Directors has unanimously elected Sara A. Greenstein as a Director of the Company, effective upon the conclusion of the Board meeting held today.

Ms. Greenstein will serve as a member of the class of Directors whose terms of office expire at the Company’s Annual Meeting of Shareholders in 2018. Ms. Greenstein is the Senior Vice President - Consumer Solutions at United States Steel Corporation. U.S. Steel is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe and is headquartered in Pittsburg, Pennsylvania.

About Briggs & Stratton Corporation:
Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.